UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

     Smith, Jeffrey L.

     1200 Prospect St. Suite 325, La Jolla, CA 92037

2. Date of Event Requiring Statement (Month/Day/Year)

     02/11/99

3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Issuer Name and Ticker or Trading Symbol

     SGI International (SGII)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

(X)Director ( )10% Owner ( )Officer (give title below) ( )Other (specify below)



6. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check Applicable Line)

(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Beneficially Owned


__________________________________________________________________________
1. Title of Security

     Common Stock
__________________________________________________________________________

2. Amount of Securities Beneficially Owned

     (A) 717,368
     (B)  10,286
     (C)  29,196
________________________________________________________________________

3. Ownership Form: Direct (D) or Indirect (I)

     (A) (D)
     (B) (I)
     (C) (I)
________________________________________________________________________

4. Nature of Indirect Beneficial Ownership

     (B) Amount represents ownership percentage in partnership holding 25,715 shares of common stock.

     (C)  Amount held by LFC Management Corporation owned 100% by reporting person.
__________________________________________________________________________
Table II -- Derivative Securities Beneficially Owned

__________________________________________________________________________
1. Title of Derivative Security

      Warrants
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2. Date Exercisable and Expiration Date (Month, Day, Year)




             Expiration Date:                    Date Exercisable:

             Warrants:   (A)  12/31/01           Immediately

                         (B) Three years after construction of first commerical
                               plant.
                         (C) Three years after construction of first commerical
                               plant.
                         (D)  12/31/06            Immediately
                         (E)  12/31/04            04/01/00
                         (F)  12/31/04            04/21/00
__________________________________________________________________________

3. Title and Amount of Securities Underlying Derivative Security

   Title: Common Stock

   Amount or Number of Shares:

          Warrants:   (A)  15,086 shares
                      (B)  14,845 shares
                      (C)  17,893 shares
                      (D)  50,000 shares
                      (E)  10,000 shares
                      (F)  17,500 shares
__________________________________________________________________________


4. Conversion or Exercise Price of Derivative Security

          Warrants:   (A)   $5.75
                      (B)   $9.50
                      (C)   $9.50
                      (D)   $5.87
                      (E)   $0.125
                      (F)   $0.12
__________________________________________________________________________

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I)

      (A) (I)
      (B) (I)
      (C) - (F)  (D)
__________________________________________________________________________

6. Nature of Indirect Beneficial Ownership

     (A) Amount represents ownership in partnership holding 37,714 shares underlying two warrants.

     (B)  Amount held by LFC Management Corporation owned 100% by reporting person.
__________________________________________________________________________


Explanation of Responses:

(1) Incentive stock options are exercisable only after the underlying stock is registered or after the passage of one year.

/s/ JEFFREY L. SMITH                 July 29, 1999
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Signature of Reporting Person             Date